Exhibit 18.1

February 8, 2018

Cabot Corporation
2 Seaport Lane, Suite 1300
Boston, MA 02110
USA

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended December 31, 2017, of the facts relating to change in method of accounting for U.S. carbon black inventory from the last in, first out ("LIFO") method to the first in, first out ("FIFO") method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Cabot Corporation, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Cabot Corporation and its subsidiaries as of any date or for any period subsequent to September 30, 2017. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Cabot Corporation, or on the financial position, results of operations, or cash flows of Cabot Corporation and its subsidiaries as of any date or for any period subsequent to September 30, 2017.

Yours truly,

/s/ Deloitte & Touche LLP

Boston, Massachusetts